QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[Letterhead of Sutherland Asbill & Brennan LLP]

May 19, 2009

Oglethorpe Power Corporation
2100 East Exchange Place
Tucker, Georgia 30084-5336

Ladies and Gentlemen:

        We have acted as counsel to Oglethorpe Power Corporation (An Electric Membership Corporation), a Georgia electric membership corporation (the "Company"), in connection with the registration of $350,000,000 aggregate principal amount of the Company's 6.10% First Mortgage Bonds, Series 2009 A due 2019 (the "Exchange Bonds") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of the Company's issued and outstanding 6.10% First Mortgage Bonds, Series 2009 A due 2019 (the "Original Bonds"). This Exchange Offer will be made pursuant to a registration statement on Form S-4 (the "Registration Statement"), together with certain exhibits thereto, filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

        The Exchange Bonds will be issued pursuant to an Indenture dated as of March 1, 1997, as amended and supplemented (the "Indenture"), entered into by and between the Company and U.S. Bank National Association, successor to SunTrust Bank (formerly SunTrust Bank, Atlanta), as trustee.

        As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of such records, documents or other instruments as we in our judgment have deemed to be necessary or appropriate to enable us to render the opinion hereinafter expressed including, without limitation, the following:

  (i)
  The Restated Articles of Incorporation of the Company, as amended to date and currently in effect (the "Articles of Incorporation");

  (ii)
  The Bylaws of the Company, as amended to date and currently in effect (the "Bylaws");

  (iii)
  A Certificate of Existence issued by the Georgia Secretary of State with respect to the Company, as of a recent date (the "Certificate of Existence");

  (iv)
  Resolutions of the Board of Directors of the Company (the "Board") relating to, among other things, the authorization, issuance, offer and sale of the Exchange Bonds in exchange for the Original Bonds pursuant to the Registration Statement (the "Resolutions");

  (v)
  The Indenture; and

  (vi)
  The form of the Exchange Bonds as set forth in the Indenture.

        With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, and (vi) the accuracy and completeness of all corporate records made available to us by the Company.

        Where factual matters material to this opinion letter were not independently established, we have relied with your approval upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. Except as otherwise stated herein, we have undertaken no independent investigation or verification of factual matters.

        In rendering our opinion, we have assumed that (i) the Articles of Incorporation and Bylaws and the Resolutions remain in effect, without amendment, at all times during the Exchange Offer, (ii) prior to the consummation of the Exchange Offer, the Registration Statement will become effective under the Act and remains effective at all times during the Exchange Offer and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Certificate of Existence remains accurate at all times during the Exchange Offer, and (iv) the Exchange Bonds will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Original Bonds pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

        The opinion set forth herein is limited in all respects to matters of the contract law of the State of Georgia, as in effect on the date hereof, and we express no opinion herein as to any matters governed by any other laws, including the applicability or effect of the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Exchange Bonds.

        Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Bonds will, when issued, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

        The opinion set forth in the preceding paragraph is subject, as to enforcement, to (i) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (iii) any implied covenants of good faith and fair dealing.

        This opinion letter is limited to the matters expressly set forth herein, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion and other statements expressed herein are as of the date hereof, and we have no obligation to update this opinion letter or to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Sutherland Asbill & Brennan LLP
Sutherland Asbill & Brennan LLP

QuickLinks

  EXHIBIT 5.1